EXHIBIT 4.7

FORM OF THIRD SUPPLEMENTAL WARRANT AGREEMENT

This Third Supplemental Warrant Agreement (this “Agreement”), dated                      [    ], 2008, is to the Warrant Agreement, dated as of August 30, 2006 (the “Warrant Agreement”), by and between MARATHON ACQUISITION CORP., a Delaware corporation, (the “Company”), and THE BANK OF NEW YORK, a New York trust company (the successor thereto under the Warrant Agreement, MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, the “Warrant Agent”).

WHEREAS, the Company has proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with GSL Holdings, Inc., a Marshall Islands corporation and a wholly owned subsidiary of the Company, CMA CGM S.A., a société anonyme organized under the laws of France (the “Stockholder”), and Global Ship Lease, Inc., a Marshall Islands corporation and a wholly owned subsidiary of Stockholder (the “Merger”); and

WHEREAS, Section 6.01(b) of the Warrant Agreement provides that such Warrant Agreement may be amended by the parties thereto with the consent of the Holders (as defined in the Warrant Agreement) of not fewer than a majority of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders under this Agreement; and

WHEREAS, the Merger is conditioned upon receipt of the requisite consents to provide for the entry into this Warrant Agreement; and

WHEREAS, pursuant to a consent solicitation the Holders of a majority of the unexercised Warrants (as defined in the Warrant Agreement) have consented to amend the Warrant Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby if and only if the Merger is consummated, the parties hereto agree as follows:

1.	Warrant Agreement.

a. Pursuant to Section 6.01(b) thereto, the Warrant Agreement is amended hereby by restating the third paragraph of Section 2.02 in its entirety to read as follows:

“As used herein, the term “Business Combination” shall mean the effecting of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving the Company and one or more operating businesses having, collectively, a fair market value (as calculated in accordance with the Company’s Amended and Restated Certificate of Incorporation) of at least 80% of the amount in the Trust Account (as defined in the Company’s Amended and restated Certificate of Incorporation (excluding from such balance any amount that is or will be due and payable as deferred underwriting discounts and commissions pursuant to the terms of the Underwriting Agreement)) at the time of such acquisition. For the avoidance of doubt, a Business Combination could include a merger of the Company into or with a non-U.S. entity and the subsequent business combination with another entity by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction.”

b. Pursuant to Section 6.01(b) thereto, the Warrant Agreement is amended hereby by restating Section 6.02 in its entirety to read as follows:

“SECTION 6.02. Merger, Consolidation, Sale, Transfer or Conveyance. The Company may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation; provided, that (i) either (x) the Company is the continuing corporation or (y) the corporation or entity (if other than the Company) that is formed by or results from any such consolidation or merger or that receives such assets assumes the obligations of the Company (the “Successor Entity”) with respect to the performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by the Company and (ii) the Company or such Successor Entity, as the case may be, must not immediately be in default under this Agreement. For the avoidance of doubt, the Successor Entity can result from the company merging into a non-U.S. entity which merges into another non-U.S. corporation and effects a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating business. If at any time there shall be any consolidation or merger or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, then in any such event the Successor Entity shall succeed to and be substituted for the Company, with the same effect as if it had been named herein and in the Warrant Certificates as the Company; the Company shall thereupon be relieved of any further obligation hereunder or under the Warrants, and, in the event of any such sale, lease, transfer, conveyance (other than by way of lease) or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound-up or liquidated. Such Successor Entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, Warrant Certificates evidencing the Warrants not theretofore exercised, in exchange and substitution for the Warrant Certificates theretofore issued. Such Warrant Certificates shall in all respects have the same legal rank and benefit under this Agreement as the Warrant Certificates evidencing the Warrants theretofore issued in accordance with the terms of this Agreement as though such new Warrant Certificates had been issued at the date of the execution hereof. In any case of any such merger or consolidation or sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, such changes in language and form (but not in substance) may be made in the new Warrant Certificates, as may be appropriate.

2.	Miscellaneous.

a. GOVERNING LAW. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN AND AMONG THE PARTIES HERETO, THE ADJUDICATION AND THE ENFORCEMENT HEREOF SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS FORMED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

b. Merger Agreement. It is understood that the Warrant Agent is not a party to and has neither read nor received, nor does the Warrant Agent consent to, any provisions in the Merger Agreement. The parties hereto agree that the Warrant Agent shall not be responsible for, or incur any liability in connection with, compliance with any provisions of the Merger Agreement or any agreement other than the Warrant Agreement and this Agreement.

c. Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any legal action arising out of or relating to this Agreement, agrees that all claims in respect of the legal action may be heard and determined in any such court and agrees not to bring any legal action arising out of or relating to this Agreement in any other court. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

d. Benefits of Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent and their respective successors and assigns, the Beneficial Owners (as defined in the Warrant Agreement) and the Holders any right, remedy or claim under or by reason of this Agreement or of any agreement hereof; and all agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent and their respective successors and assigns and of the Beneficial Owners and Holders.

e. Indemnity. The Company agrees to pay the Warrant Agent compensation to be agreed upon by the Warrant Agent and the Company for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for all reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Warrant Agent in connection with the services rendered by it under the Warrant Agreement and this Agreement. The Company also agrees to indemnify the Warrant Agent for, and hold it harmless against, any loss, liability or expense incurred without (or other than as the result of) negligence or willful misconduct on the part of the Warrant Agent (each as determined by a final non-appealable order of a court of competent jurisdiction), arising out of or in connection with its acting as Warrant Agent under the Warrant Agreement and this Agreement. The execution of this Agreement by the Warrant Agent shall in no case be deemed to constitute negligence or willful misconduct on the part of the Warrant Agent.

f. Liability. The Company agrees that Section 5.02(l) of the Warrant Agreement is incorporated herein by reference.

g. Severability. If any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions in any other jurisdiction, shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

h. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Supplemental Warrant Agreement as of the date first written above.

MARATHON ACQUISITION CORP.

By:
Name:	Michael S. Gross
Title:	Chairman, Chief Executive Officer and Secretary

MELLON INVESTOR SERVICES LLC

By:
Name:
Title:

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